Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
John Wiley & Sons, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-123359, 333-93591, 33-60268 and 33-62605 of John Wiley & Sons, Inc. (the “Company”) of our reports dated June 24, 2009, with respect to the consolidated statements of financial position of John Wiley & Sons, Inc. as of April 30, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended April 30, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2009, which reports appear in the April 30, 2009 annual report on Form 10-K of John Wiley & Sons, Inc.

/s/  KPMG LLP
New York, New York

June 24, 2009